Exhibit 99.1

July 23, 2013

StanCorp Financial Group, Inc. Reports Second Quarter 2013 Earnings

PORTLAND, Ore. — July 23, 2013 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $57.7 million, or $1.30 per diluted share for the second quarter of 2013, compared to net income of $20.0 million, or $0.45 per diluted share for the second quarter of 2012. After-tax net capital losses were $1.6 million for the second quarter of 2013, compared to $2.5 million for the second quarter of 2012.

Net income excluding after-tax net capital losses was $1.34 per diluted share for the second quarter of 2013, compared to $0.51 per diluted share for the second quarter of 2012 (see discussion of non-GAAP financial measures below). The increase was primarily due to more favorable claims experience in the group long term disability insurance business, lower operating expenses as a result of expense management, and higher earnings in the Company’s Asset Management segment compared to the second quarter of 2012. Operating expenses were reduced by $10.3 million for the second quarter of 2013 due to the amendment of the Company’s postretirement medical plan. This reduction will not reoccur in the second half of 2013.

“Our second quarter results continue our strong start to 2013 with solid earnings growth in all of our businesses,” said Greg Ness, chairman, president and chief executive officer. “I am pleased with the significant improvement in group insurance claims experience, the outstanding results in our Asset Management segment and the reduction in operating expenses as a result of our expense management actions. We remain firmly committed to our growth and profitability initiatives in all of our lines of business.”

Year-to-Date

Net income was $104.5 million, or $2.35 per diluted share for the first six months of 2013, compared to net income of $55.2 million, or $1.24 per diluted share for the first six months of 2012. After-tax net capital losses were $2.6 million for the first six months of 2013 and 2012.

Net income excluding after-tax net capital losses for the first six months of 2013 was $2.41 per diluted share, compared to $1.30 per diluted share for the first six months of 2012. The increase was primarily due to more favorable claims experience in the group long term disability insurance business, lower operating expenses as a result of expense management for the first six months of 2013, and higher earnings in the Company’s Asset Management segment compared to the first six months of 2012. Operating expenses were reduced by $20.6 million for the first six months of 2013 due to the amendment of the Company’s postretirement medical plan.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $61.4 million for the second quarter of 2013, compared to $23.3 million for the second quarter of 2012. The increase was primarily due to more favorable claims experience in the group long term disability insurance business and lower operating expenses as a result of expense management, partially offset by lower group insurance premiums and a lower discount rate used for newly established long term disability claim reserves.

Premiums for the Insurance Services segment decreased 2.3% to $533.7 million for the second quarter of 2013 from $546.5 million for the second quarter of 2012. Group insurance premiums for the second quarter of 2013 were $487.0 million, a 3.5% decrease from the second quarter of 2012. The decrease in group insurance premiums was primarily due to higher experience rated refunds (“ERRs”) for the second quarter of 2013 and lower group insurance sales for the first six months of 2013.

ERRs decreased group insurance premiums by $4.3 million for the second quarter of 2013 and increased group insurance premiums by $7.1 million for the second quarter of 2012. Excluding ERRs, group insurance premiums decreased 1.3% for the second quarter of 2013 compared to the second quarter of 2012. ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Sales for the group insurance businesses, reported as annualized new premiums, were $25.2 million and $22.3 million for the second quarters of 2013 and 2012, respectively.

The discount rate used for newly established long term disability claim reserves was 3.75% for the second quarter of 2013, compared to 4.00% for the second quarter of 2012. The 25 basis point lower discount rate for the second quarter of 2013 resulted in a corresponding decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate for the second quarter of 2013 was 4.16%, compared to 4.73% for the second quarter of 2012. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 53 basis points for the second quarter of 2013, compared to 62 basis points for the second quarter of 2012.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 80.4% for the second quarter of 2013, compared to 88.5% for the second quarter of 2012. The 25 basis point lower discount rate used for newly established long term disability claim reserves increased the group insurance benefit ratio for the second quarter of 2013 by approximately 40 basis points. Excluding the effect of the lower discount rate, the group insurance benefit ratio improved approximately 850 basis points compared to the second quarter of 2012. The decrease in the group insurance benefit ratio was primarily due to more favorable claims experience in the group long term disability insurance business for the second quarter of 2013. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

Individual disability insurance premiums were $46.7 million for the second quarter of 2013, compared to $41.8 million for the second quarter of 2012.

The benefit ratio for individual disability insurance was 63.4% for the second quarter of 2013, compared to 60.8% for the second quarter of 2012. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance businesses.

Asset Management

The Asset Management segment reported income before income taxes of $20.7 million for the second quarter of 2013, compared to $15.2 million for the second quarter of 2012. The increase in income before income taxes was primarily due to higher administrative fee revenues and spread margin as a result of the increase in assets under administration, and lower operating expenses. Income before income taxes also increased $1.6 million for the second quarter of 2013 and decreased $0.6 million for the second quarter of 2012 as a result of the change in fair values of the hedging assets and liabilities related to the Company’s equity-indexed annuity product.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 8.3% to $22.83 billion at June 30, 2013, compared to $21.07 billion at June 30, 2012, primarily reflecting higher equity values for retirement plan assets under administration.

StanCorp Mortgage Investors originated $364.1 million and $300.2 million of commercial mortgage loans for the second quarters of 2013 and 2012, respectively. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $3.6 million for the second quarter of 2013, compared to a loss before income taxes of $15.9 million for the second quarter of 2012.

Net capital losses were $2.6 million for the second quarter of 2013, compared to net capital losses of $4.0 million for the second quarter of 2012. The loss before income taxes excluding net capital losses was $1.0 million for the second quarter of 2013, compared to $11.9 million for the second quarter of 2012. The lower loss before income taxes for the second quarter of 2013 was primarily due to lower operating expenses as a result of expense management. Operating expenses for the Other category were reduced $10.3 million for the second quarter of 2013 due to the amendment of the Company’s postretirement medical plan.

Fixed Maturity Securities and Commercial Mortgage Loans

At June 30, 2013, the Company’s investment portfolio consisted of 55.2% fixed maturity securities, 42.5% commercial mortgage loans, and 2.3% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at June 30, 2013.

At June 30, 2013, commercial mortgage loans in the Company’s investment portfolio totaled $5.43 billion on approximately 6,480 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.23% and 0.31% of the portfolio balance at June 30, 2013 and 2012, respectively.

Capital and Book Value

The Company’s available capital was approximately $410 million at June 30, 2013 and March 31, 2013. The income from its insurance subsidiaries for the second quarter of 2013 was offset by a higher estimated risk-based capital (“RBC”) requirement, share repurchases and an allocation for expected annual interest and shareholder dividends. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target RBC ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was estimated to be 365% at June 30, 2013.

The Company’s book value per share decreased 0.5% from $47.27 at June 30, 2012, to $47.04 at June 30, 2013, primarily due to the decrease in Accumulated Other Comprehensive Income (“AOCI”). The Company’s book value per share excluding AOCI grew 7.8% from $40.97 at June 30, 2012, to $44.16 at June 30, 2013.

Share Repurchases

For the second quarter of 2013, the Company repurchased 382,495 shares at a total cost of $16.9 million, which reflects a volume weighted-average price of $44.14. At June 30, 2013, the Company had 2.4 million shares remaining under its repurchase authorization, which expires December 31, 2014. Diluted weighted-average shares outstanding for the second quarters of 2013 and 2012 were 44,398,120 and 44,354,720, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on July 24, 2013, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s second quarter 2013 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 13, 2013.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 416270. The telephone replay will be available through August 2, 2013.

Forward-Looking Information

Some of the statements contained in this earnings release, including guidance, estimates, projections, statements related to business plans, strategies, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, our actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Premiums:
Insurance Services	$533.7	$546.5	$1,066.9	$1,097.6
Asset Management	1.4	1.6	4.4	3.8

Total premiums	535.1	548.1	1,071.3	1,101.4

Administrative fees:
Insurance Services	3.5	4.2	7.0	7.3
Asset Management	31.5	30.0	61.4	59.9
Other	(4.6)	(4.4)	(9.3)	(8.8)

Total administrative fees	30.4	29.8	59.1	58.4

Net investment income:
Insurance Services	79.9	83.6	161.9	168.2
Asset Management	70.7	64.6	144.0	137.7
Other	3.5	3.2	7.4	5.2

Total net investment income	154.1	151.4	313.3	311.1

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.3)	(1.7)	(0.6)	(2.5)
All other net capital losses	(2.3)	(2.3)	(3.6)	(1.7)

Total net capital losses	(2.6)	(4.0)	(4.2)	(4.2)

Total revenues	717.0	725.3	1,439.5	1,466.7

Benefits and expenses:
Benefits to policyholders	424.1	475.9	865.9	925.9
Interest credited	40.3	39.2	86.9	86.4
Operating expenses	104.4	116.7	209.5	240.6
Commissions and bonuses	50.8	51.3	104.6	106.7
Premium taxes	9.1	9.5	18.6	19.5
Interest expense	8.6	9.8	17.1	19.5
Net decrease (increase) in deferred acquisition costs, value of business acquired and other intangible assets	1.2	0.3	(1.9)	(2.2)

Total benefits and expenses	638.5	702.7	1,300.7	1,396.4

Income (loss) before income taxes:
Insurance Services	61.4	23.3	110.2	69.4
Asset Management	20.7	15.2	37.9	30.2
Other	(3.6)	(15.9)	(9.3)	(29.3)

Total income before income taxes	78.5	22.6	138.8	70.3
Income taxes	20.8	2.6	34.3	15.1

Net income	$57.7	$20.0	$104.5	$55.2

Net income per common share:
Basic	$1.30	$0.45	$2.36	$1.25
Diluted	1.30	0.45	2.35	1.24
Weighted-average common shares outstanding:
Basic	44,257,095	44,266,776	44,341,158	44,296,945
Diluted	44,398,120	44,354,720	44,445,155	44,407,325

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	June 30, 2013	December 31, 2012
ASSETS
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,659.6 and $6,517.7)	$7,034.3	$7,190.7
Commercial mortgage loans, net	5,426.2	5,267.4
Real estate, net	90.8	95.5
Other invested assets	201.7	175.5

Total investments	12,753.0	12,729.1
Cash and cash equivalents	199.7	160.7
Premiums and other receivables	126.9	123.0
Accrued investment income	109.6	109.3
Amounts recoverable from reinsurers	980.8	972.4
Deferred acquisition costs, value of business acquired and other intangible assets, net	367.2	346.5
Goodwill	36.0	36.0
Property and equipment, net	83.8	90.7
Other assets	59.7	69.3
Separate account assets	5,629.9	5,154.3

Total assets	$20,346.6	$19,791.3

LIABILITIES AND SHARE HOLDERS’ EQUITY
Liabilities:
Future policy benefits and claims	$5,861.3	$5,843.2
Other policyholder funds	5,759.2	5,531.1
Deferred tax liabilities, net	61.0	148.1
Short-term debt	1.1	1.0
Long-term debt	551.4	551.4
Other liabilities	405.7	393.2
Separate account liabilities	5,629.9	5,154.3

Total liabilities	18,269.6	17,622.3

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,149,730 and 44,419,448 shares issued at June 30, 2013 and December 31, 2012, respectively	75.1	89.6
Accumulated other comprehensive income	127.3	309.3
Retained earnings	1,874.6	1,770.1

Total shareholders’ equity	2,077.0	2,169.0

Total liabilities and shareholders’ equity	$20,346.6	$19,791.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	70.2%	77.1%	71.6%	74.9%
Individual Disability Insurance	49.6	46.3	48.9	43.1
Insurance Services segment (including interest credited)	68.2	74.4	69.4	72.1
% of total premiums:
Group Insurance (including interest credited)	80.4%	88.5%	82.1%	86.0%
Individual Disability Insurance	63.4	60.8	62.6	56.4
Insurance Services segment (including interest credited)	78.9	86.4	80.4	83.7
Reconciliation of non-GAAP financial measures:
Net income	$57.7	$20.0	$104.5	$55.2
After-tax net capital losses	(1.6)	(2.5)	(2.6)	(2.6)

Net income excluding after-tax net capital losses	$59.3	$22.5	$107.1	$57.8

Net capital losses	$(2.6)	$(4.0)	$(4.2)	$(4.2)
Tax benefit on net capital losses	(1.0)	(1.5)	(1.6)	(1.6)

After-tax net capital losses	$(1.6)	$(2.5)	$(2.6)	$(2.6)

Diluted earnings per common share:
Net income	$1.30	$0.45	$2.35	$1.24
After-tax net capital losses	(0.04)	(0.06)	(0.06)	(0.06)

Net income excluding after-tax net capital losses	$1.34	$0.51	$2.41	$1.30

Shareholders’ equity			$2,077.0	$2,085.5
Accumulated other comprehensive income			127.3	277.9

Shareholders’ equity excluding accumulated other comprehensive income			$1,949.7	$1,807.6

Net income return on average equity			9.8%	5.4%
Net income return on average equity (excluding accumulated other comprehensive income)			11.0	6.2
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			11.2	6.5
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$66.4	$31.0	$95.3	$73.1
Net gain from operations after federal income taxes and before realized capital gains (losses)	42.3	28.2	66.7	65.0

			June 30, 2013	December 31, 2012
Capital and surplus			$1,268.8	$1,259.6
Asset valuation reserve			132.8	117.5